Exhibit 99.2

SOURCEHOV MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with SourceHOV’s consolidated financial statements and the related notes included elsewhere in this Form 8-K. Among other things, those historical consolidated financial statements include more detailed information regarding the basis of presentation for the financial data than included in the following discussion.

Forward Looking Statements

Certain statements included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may”, “should”, “would”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “continue”, “future”, “will”, “expect”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding our industry, future events, the estimated or anticipated future results and benefits of the recently consummated transaction between Exela Technologies, Inc., SourceHOV Holdings, Inc., and Novitex Holdings, Inc. (including the related transactions, the “Combination Transaction”), future opportunities for the combined company, and other statements that are not historical facts. These statements are based on the current expectations of Exela management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties regarding Exela’s businesses, and actual results may differ materially. These risks and uncertainties include, but are not limited to, changes in the business environment in which Exela operates, including inflation and interest rates, and general financial, economic, regulatory and political conditions affecting the industries in which Exela operates; changes in taxes, governmental laws, and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of the Exela management team; failure to realize the anticipated benefits of the Combination Transaction, including as a result of a delay or difficulty in integrating the businesses of SourceHOV and Novitex; uncertainty as to the long-term value of Exela’s common stock; the inability to realize the expected amount and timing of cost savings and operating synergies of the Combination Transaction; and those factors discussed under the heading “Risk Factors” in Exela’s Proxy Statement dated June 26, 2017 (the “Proxy Statement”) filed with the Securities and Exchange Commission (“SEC”).  There may be additional risks that Exela presently does not know or that Exela currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide Exela’s expectations, plans or forecasts of future events and views as of the date of this communication. Exela anticipates that subsequent events and developments will cause Exela’s assessments to change. However, while Exela may elect to update these forward-looking statements at some point in the future, Exela specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Exela’s assessments as of any date subsequent to the date of this presentation.

Overview

SourceHOV is a leading provider of platform-based enterprise information management and transaction processing solutions primarily for the healthcare, banking and financial services, commercial, public sector and legal industries. By leveraging specialized knowledge platforms that are powered by decades of expertise and customer-specific experience, SourceHOV’s business model uses a strategic mix of technology and services to provide industry solutions and proprietary technology which incorporate data aggregation, exception handling, decisioning, and business process automation.

SourceHOV offers highly scalable technology platforms, hosted on-premise, within SourceHOV’s data centers, and/or in a cloud hosting and computing environment, to a wide range of industries. Companies from more than 50 countries, including over 50% of the Fortune 100, choose SourceHOV as their trusted technology and operations partner. Management believes its international presence benefits its clients with a balance of proximity, service, and cost to meet their needs. SourceHOV solutions benefit leading organizations in information-intensive businesses that have frequent access and distribution requirements, and require data analytics, specialized processing, or subject matter expertise. Approximately 90% of SourceHOV’s revenues are recurring in nature and supported by long-term client contracts.

SourceHOV’s business philosophy goes hand in hand with building long-term, collaborative relationships and providing superior business value to SourceHOV’s clients while achieving results that exceed expectations.

History

SourceHOV’s transformation to a global multi-industry solution provider started in 2007 with the acquisition of Lason by HandsOn Global Management, LLC (‘‘HGM’’), forming HOV Services, LLC (‘‘HOVS’’), a leader in the transaction processing services industry. Subsequently, SourceHOV was formed in April 2011 through the combination of SourceCorp, a Delaware limited liability company owned by Apollo, and HOVS, a Nevada limited liability company owned by HGM. Pursuant to the combination, HGM and Apollo contributed their respective equity into a new entity, SCH Services, Inc. (‘‘SCH’’), a Delaware corporation, in exchange for common stock in SCH, and SCH in turn contributed its new ownership in HOVS to its newly wholly-owned subsidiary SourceCorp. Concurrently with the combination, SCH changed its name to SourceHOV Holdings, Inc., and SourceCorp changed its name to SourceHOV LLC. In 2014, SourceHOV acquired BancTec Group (‘‘BancTec’’), a provider of transaction processing solutions to many of the world’s largest commercial banks, governments, insurance companies and other large organizations. The acquisition provided SourceHOV with further international diversification and expansion of services into banking and payments.

Acquisition

In 2016, SourceHOV further transformed into a multi-industry solution provider and acquired key technology through the acquisition of TransCentra, Inc. (‘‘TransCentra’’), a provider of integrated outsourced billing, remittance processing and imaging software and consulting services. The addition of TransCentra increased SourceHOV’s footprint in the remittance transaction processing and presentment area, expanded its mobile banking offering and enabled significant cross-selling and up-selling opportunities. See Note 1 — Description of the Business for additional information.

SourceHOV’s Segments

SourceHOV’s three reportable segments are Information & Transaction Processing Solutions (‘‘ITPS’’), Healthcare Solutions (‘‘HS’’), and Legal & Loss Prevention Services (‘‘LLPS’’). These segments are comprised of significant strategic business units that align SourceHOV’s TPS and EIM products and services with how SourceHOV manages its business, approaches its key markets and interacts with its clients based on their respective industries.

ITPS: SourceHOV’s largest segment, ITPS, provides a wide range of solutions and services designed to aid businesses in information capture, processing, decisioning and distribution to customers primarily in the financial services, commercial, public sector and legal industries. SourceHOV’s major customers include 9 of the top 10 U.S. banks, 7 of the top 10 U.S. insurance companies, 5 of the top U.S. telecom companies, over 40 utility companies, over 30 state and county departments, and over 80 government entities. SourceHOV’s ITPS offerings enable companies to increase availability of working capital, reduce turnaround times for application processes, increase regulatory compliance and enhance consumer engagement.

HS: HS operates and maintains a consulting and outsourcing business specializing in both the healthcare provider and payer markets. SourceHOV serves the top 5 healthcare insurance payers and over 900 healthcare providers.

LLPS: SourceHOV’s LLPS segment provides a broad and active array of legal services in connection with class action, bankruptcy labor, claims adjudication and employment and other legal matters. SourceHOV’s client base consists of corporate counsel, government attorneys, and law firms.

Revenues

ITPS revenues are primarily generated from a transaction-based pricing model for the various types of volumes processed, licensing and maintenance fees for technology sales, and a mix of fixed management fee and transactional revenue for document logistics and location services. HS revenues are primarily generated from a transaction-based pricing model for the various types of volumes processed for healthcare payers and providers. LLPS revenues are primarily based on time and materials pricing as well as through transactional services priced on a per item basis.

People

SourceHOV draws on the business and technical expertise of its talented and diverse global workforce to provide its clients with high-quality services. SourceHOV’s business leaders bring a strong diversity of experience in SourceHOV’s industry and a track record of successful performance and execution.

As of June 30, 2017, SourceHOV had approximately 15,690 employees globally, with 37% located in the United States and the remainder located primarily in Europe, India, the Philippines, Mexico, and China.

Labor costs associated with SourceHOV’s employees represent the most significant costs of its business. SourceHOV incurred personnel costs of $96.7 million and $88.9 million for the three months ended June 30, 2017 and 2016, respectively, and $192.3 million and $187.9 million for the six months ended June 30, 2017 and 2016, respectively. The majority of SourceHOV’s personnel costs are variable and are incurred only while SourceHOV is providing its services.

Facilities

SourceHOV leases and owns numerous facilities worldwide with larger concentrations of space in Texas, Michigan, California, India, Mexico, the Philippines, and China. SourceHOV’s owned and leased facilities house general offices, sales offices, service locations, and production facilities. The size of SourceHOV’s active property portfolio as of June 30, 2017 was approximately 3.3 million square feet at an annual operating cost of approximately $26.5 million and comprised 110 leased properties and 7 owned properties. SourceHOV believes that its current facilities are suitable and adequate for its current businesses. Because of the interrelation of SourceHOV’s business segments, each of the segments use substantially all of these properties at least in part.

As a result of implementing SourceHOV’s strategic transformation program as well as various productivity initiatives, several leased and owned properties may become surplus over the next three years. SourceHOV is obligated to maintain its leased surplus properties through required contractual lease periods and plan to dispose of or sublease these properties.

Key Performance Indicators

SourceHOV uses a variety of operational and financial measures to assess its performance. Among the measures considered by management are the following:

•                  Revenue by segment;

•                  Gross Profit by segment;

•                  Gross Profit Margin by segment;

•                  EBITDA; and

•                  Adjusted EBITDA.

Revenue

SourceHOV analyzes its revenue by comparing actual monthly revenue to internal projections and prior periods across its operating segments in order to assess performance, identify potential areas for improvement, and determine whether segments are meeting management’s expectations.

Gross Profit and Gross Profit Margin

SourceHOV analyzes its gross profit by segment by comparing to monthly forecasts and prior periods.

EBITDA and Adjusted EBITDA

SourceHOV views EBITDA and Adjusted EBITDA as important indicators of performance. SourceHOV defines EBITDA as net income, plus taxes, interest expense, and depreciation and amortization. SourceHOV defines Adjusted EBITDA as EBITDA plus optimization and restructuring charges, including severance and retention expenses; transaction and integrations costs; other non-cash charges, including non-cash compensation, (gain) or loss from sale or disposal of assets, and impairment charges; and management fees and expenses. See ‘‘—Other Financial Information (Non-GAAP Financial Measures)’’ for more information and a reconciliation of EBITDA and Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP.

Results of Operations

Three Months Ended June 30, 2017 compared to Three Months Ended June 30, 2016

	Three Months ended June 30,
	2017	2016
Revenue:
ITPS	$129,741	$105,294
HS	58,065	60,982
LLPS	21,576	25,188
Total revenue	209,382	191,464
Cost of revenues:
ITPS	89,246	69,729
HS	37,872	36,910
LLPS	13,300	15,938
Total cost of revenues	140,418	122,577
Gross profit	68,964	68,887
Selling, general and administrative expenses	34,998	33,528
Depreciation and amortization	21,406	20,943
Related party expenses	2,456	2,589
Operating income	10,104	11,827
Interest expense, net	27,869	26,913
Sundry expense/(income), net	(327)	1,503
Net loss before taxes	(17,438)	(16,589)
Income tax (expense) benefit	(2,074)	3,130
Net loss	(19,512)	(13,459)

Revenue

SourceHOV’s revenue increased $17.9 million, or 9.3%, to $209.4 million for the three months ended June 30, 2017 compared to $191.5 million for the three months ended June 30, 2016. This increase was primarily related to an increase in the ITPS segment revenues of $24.4 million, which was primarily attributable to the acquisition of TransCentra in 2016. The increase was partially offset by a decrease in revenues in the HS segment and LLPS segment of $2.9 million and $3.6 million, respectively. For the three months ended June 30, 2017, SourceHOV’s ITPS, HS, and LLPS segments constituted 62.0%, 27.7%, and 10.3% of its total revenue, respectively, compared to 55.0%, 31.8%, and 13.2%, respectively, for the three months ended June 30, 2016. The revenue changes by reporting segment were as follows:

ITPS—Revenues increased $24.4 million, or 23.2%, to $129.7 million for the three months ended June 30, 2017 compared to $105.3 million for the three months ended June 30, 2016. The increase was primarily attributable to the TransCentra acquisition that was completed in 2016, which contributed approximately $33.5 million in revenue in Q2 2017. The increase was partially offset by devaluation of British Pounds (“GBP”) and Euros (“EUR”) compared to USD as a result of BREXIT of approximately $2.3 million. Additionally, the increase was offset by a decrease in revenue from hardware services and transaction processing services of $0.9 million, and $4.1 million, respectively.

HS— Revenues decreased $2.9 million, or 4.8%, to $58.1 million for the three months ended June 30, 2017 compared to $61.0 million for the three months ended June 30, 2016. The decrease was primarily attributable to a surge in demand from healthcare provider clients in first half 2016 as a result of a change in regulatory coding requirements, resulting in a decline in revenue of $5.3 million. SourceHOV has since experienced a normalization of demand as healthcare provider clients have reduced outsourcing of the service.  Additionally, the decrease was partially offset by an increase in revenues of $3.1 million from the Payer business during the period.

LLPS— Revenues decreased $3.6 million, or 14.3%, to $21.6 million for the three months ended June 30, 2017 compared to $25.2 million for the three months ended June 30, 2016. The decrease was primarily attributable to lower revenue from the legal claims administration services of $2.4 million, along with a lower revenues for Meridian Consulting Group, LLC of approximately $1.3 million during the three months ended June 30, 2017, compared to the three months ended June 30, 2016.

Cost of Revenue

Cost of revenue increased $17.8 million, or 14.5%, to $140.4 million for the three months ended June 30, 2017 compared to $122.6 million for the three months ended June 30, 2016. The increase was primarily attributable to an increase in the ITPS and HS segments of $19.5 million and $1.0 million, respectively, partially offset by a decrease in the LLPS segment of $2.6 million. The cost of revenue decrease by operating segment was as follows:

ITPS—Cost of revenue increased $19.5 million, or 28.0%, to $89.2 million for the three months ended June 30, 2017 compared to $69.7 million for the three months ended June 30, 2016. The increase was primarily attributable to the TransCentra acquisition, which contributed approximately $27.1 million along with a corresponding increase in revenue. The increase was partially offset by a decrease of $3.4 million due to implementation of various cost savings initiatives by SourceHOV during the three months ended June 30, 2017, as well as decreases as a result of the decline in transaction processing services revenue, and devaluation of GBP and EUR compared to USD of $2.1 million and $1.7 million, respectively.

HS—Cost of revenue increased $1.0 million, or 2.7%, to $37.9 million for the three months ended June 30, 2017 compared to $36.9 million for the three months ended June 30, 2016.

LLPS—Cost of revenue decreased $2.6 million, or 16.4%, to $13.3 million for the three months ended June 30, 2017 compared to $15.9 million for the three months ended June 30, 2016. The decrease was primarily attributable to a decrease in corresponding revenues from the legal claims administration of $1.1 million, along with a decrease of $0.6 million attributable to Meridian Consulting Group, LLC which was sold in Q1 2017.

Gross Profit

Gross profit increased $0.1 million, or 0.1%, to $69.0 million for the three months ended June 30, 2017 compared to $68.9 million for the three months ended June 30, 2016. For the three months ended June 30, 2017, gross margins for ITPS, HS, and LLPS were 31.2%, 34.8%, and 38.4%, respectively, compared to 33.8%, 39.5%, and 36.7%, respectively, for the three months ended June 30, 2016.

Selling, General and Administrative Expenses

Selling, general, and administrative expenses increased $1.5 million, or 4.5%, to $35.0 million for the three months ended June 30, 2017 compared to $33.5 million for the three months ended June 30, 2016. The increase was primarily attributable to the acquisition of TransCentra in 2016, which contributed $2.2 million in expense for the three months ended June 30, 2017, and expenses for professional fees related to the business combination, which contributed $2.7 million to the increase. The increases were partially offset by various cost savings initiatives implemented by management including reduced medical insurance spend and administrative wages.

Depreciation & Amortization

Depreciation and amortization expense increased $0.5 million, or 2.4%, to $21.4 million for the three months ended June 30, 2017 compared to $20.9 million for the three months ended June 30, 2016.

Related Party Expenses

Related party expenses decreased $0.1 million, or 3.8%, to $2.5 million for the three months ended June 30, 2017 compared to $2.6 million for the three months ended June 30, 2016.

Interest Expense

Interest expense increased $1.0 million, or 3.7%, to $27.9 million for the three months ended June 30, 2017 compared to $26.9 million for the three months ended June 30, 2016.

Sundry Expense/(Income)

Sundry income increased $1.8 million to $0.3 million income for the three months ended June 30, 2017 compared to $1.5 million expense for the three months ended June 30, 2016. The increase was attributable to foreign currency transaction gains associated with exchange rate fluctuations.

Income Tax (Expense) Benefit

SourceHOV had income tax expense of $2.1 million for the three months ended June 30, 2017 compared to an income tax benefit of $3.1 million for the three months ended June 30, 2016. The change in the income tax expense was primarily attributable to SourceHOV’s change in judgment related to the realizability of certain deferred tax assets.  The change in the effective tax rate for the three months ended June 30, 2017 resulted from the establishment of valuation allowance against certain domestic deferred tax assets that are not more-likely-than-not to be realized.

Net Loss

Net loss increased $6.0 million to $19.5 million for the three months ended June 30, 2017 compared to $13.5 million for the three months ended June 30, 2016.

Six Months Ended June 30, 2017 compared to Six Months Ended June 30, 2016

	Six Months ended June 30,
	2017	2016
Revenue:
ITPS	$265,538	$211,710
HS	117,143	128,389
LLPS	44,961	51,055
Total revenue	427,642	391,154
Cost of revenues:
ITPS	180,846	141,910
HS	75,700	81,972
LLPS	27,580	32,038
Total cost of revenues	284,126	255,920
Gross profit	143,516	135,234

Selling, general and administrative expenses	70,578	64,556
Depreciation and amortization	42,727	39,702
Related party expenses	4,841	4,924
Operating income	25,370	26,052
Interest expense, net	54,088	54,313
Sundry expense/(income), net	2,397	(428)
Net loss before taxes	(31,115)	(27,833)
Income tax (expense) benefit	(4,078)	6,212
Net loss	(35,193)	(21,621)

Revenue

SourceHOV’s revenue increased $36.4 million, or 9.3%, to $427.6 million for the six months ended June 30, 2017 compared to $391.2 million for the six months ended June 30, 2016. This increase was primarily related to an increase in the ITPS segment revenues of $53.8 million, which was partially attributable to the acquisition of TransCentra in 2016. The increase was partially offset by a decreases in the HS and LLPS segments of $11.3 million and $6.1 million, respectively. For the six months ended June 30, 2017, SourceHOV’s ITPS, HS, and LLPS segments constituted 62.1%, 27.4%, and 10.5% of its total revenue, respectively, compared to 54.1%, 32.8%, and 13.1%, respectively, for the six months ended June 30, 2016. The revenue changes by reporting segment were as follows:

ITPS—Revenues increased $53.8 million, or 25.4%, to $265.5 million for the six months ended June 30, 2017 compared to $211.7 million for the six months ended June 30, 2016. The increase was primarily attributable to the acquisition of TransCentra that was completed in 2016, which contributed to the increase in revenue of $67.6 million for the six months ended June 30, 2017. The increase was partially offset by devaluation of GBP and EUR compared to USD as a result of BREXIT, resulting in a decrease of $4.9 million. Additionally, the increase was offset by decrease in revenue from hardware services and transaction processing services of $2.6 million and $4.4 million, respectively.

HS— Revenues decreased $11.3 million, or 8.8%, to $117.1 million for the six months ended June 30, 2017 compared to $128.4 million for the six months ended June 30, 2016. The decrease was primarily attributable to a surge in demand from healthcare provider clients in early 2016 as a result of a change in regulatory coding requirements beginning in Q4 2015, resulting in a decline in revenue of $13.3 million for the six months ended June 30, 2017 compared to the six months ended June 30, 2016. SourceHOV has since experienced a normalization of demand as healthcare provider clients have reduced outsourcing of the service.  The decrease was partially offset by an increase in revenues of $3.7 million from the Payer business during the period.

LLPS— Revenues decreased $6.1 million, or 11.9%, to $45.0 million for the six months ended June 30, 2017 compared to $51.1 million for the six months ended June 30, 2016. The decrease was primarily attributable to lower revenue from the legal claims administration services of $3.5 million, along with a lower revenues for Meridian Consulting Group, LLC of approximately $2.0 million during the six months ended June 30, 2017, compared to the six months ended June 30, 2016.

Cost of Revenue

Cost of revenue increased $28.2 million, or 11.0%, to $284.1 million for the six months ended June 30, 2017 compared to $255.9 million for the six months ended June 30, 2016. The increase was primarily attributable to an increase in the ITPS segment of $38.9 million, offset by decreases in the HS and LLPS segments of $6.3 million and $4.4 million, respectively. The cost of revenue decrease by operating segment was as follows:

ITPS—Cost of revenue increased $38.9 million, or 27.4%, to $180.8 million for the six months ended June 30, 2017 compared to $141.9 million for the six months ended June 30, 2016. The increase was primarily attributable to the TransCentra acquisition, which contributed approximately $54.1 million along with a corresponding increase in revenue. The increase was partially offset by decreases as a result of the decline in the transaction processing services revenue, and devaluation of GBP and EUR compared to USD of $2.2 million and $3.7 million, respectively.  Additionally, the increase was further offset by implementation of various cost savings initiatives by SourceHOV during the six months ended June 30, 2017.

HS—Cost of revenue decreased $6.3 million, or 7.7%, to $75.7 million for the six months ended June 30, 2017 compared to $82.0 million for the six months ended June 30, 2016. The decrease was primarily attributable to normalization of demand for coding during the six months ended June 30, 2017 after the surge experienced by SourceHOV in early 2016 as a result of the increased healthcare coding requirements. This normalization in demand resulted in a decrease of $8.0 million, along with a corresponding decrease in revenue. The decrease was partially offset by an increase of $1.9 million due to an increase in revenues from the Payer business during the six months ended June 30, 2017.

LLPS—Cost of revenue decreased $4.4 million, or 13.8%, to $27.6 million for the six months ended June 30, 2017 compared to $32.0 million for the six months ended June 30, 2016. The decrease was primarily attributable to a decrease in corresponding revenues from the legal claims administration of $1.6 million, along with a decrease of $1.0 million attributable to Meridian Consulting Group, LLC.

Gross Profit

Gross profit increased $8.3 million, or 6.1%, to $143.5 million for the six months ended June 30, 2017 compared to $135.2 million for the six months ended June 30, 2016. For the six months ended June 30, 2017, gross margins for ITPS, HS, and LLPS were 31.9%, 35.4%, and 38.7%, respectively, compared to 33.0%, 36.2%, and 37.2%, respectively, for the six months ended June 30, 2016.

Selling, General and Administrative Expenses

Selling, general, and administrative expenses increased $6.0 million, or 9.3%, to $70.6 million for the six months ended June 30, 2017 compared to $64.6 million for the six months ended June 30, 2016. The increase was primarily attributable to the acquisition of TransCentra in 2016, which contributed $4.6 million in expense for the six months ended June 30, 2017, and expenses for professional fees related to the business combination, which contributed $8.9 million in expense for the six months ended June 30, 2017. The increases were partially offset by  a decrease of $1.5 million in compensation expense related to vested Restricted Stock Units (“RSUs”) compared to the six months ended June 30, 2016, as well as cost saving initiatives implemented by management including reduced medical insurance spend and administrative wages.

Depreciation & Amortization

Depreciation and amortization expense increased $3.0 million, or 7.6%, to $42.7 million for the six months ended June 30, 2017 compared to $39.7 million for the six months ended June 30, 2016. The increase was primarily attributable to higher balances of developed technology and outsource contract costs, resulting in higher amortization expense for the six months ended June 30, 2017 compared to the six months ended June 30, 2016

Related Party Expenses

Related party expenses decreased $0.1 million, or 2.0%, to $4.8 million for the six months ended June 30, 2017 compared to $4.9 million for the six months ended June 30, 2016.

Interest Expense

Interest expense decreased $0.2 million, or 0.4%, to $54.1 million for the six months ended June 30, 2017 compared to $54.3 million for the six months ended June 30, 2016.

Sundry Expense/(Income)

Sundry expense increased $2.8 million to $2.4 million expense for the six months ended June 30, 2017 compared to $0.4 million income for the six months ended June 30, 2016. The increase was attributable to foreign currency transaction losses associated with exchange rate fluctuations.

Income Tax (Expense) Benefit

SourceHOV had income tax expense of $4.1 million for the six months ended June 30, 2017 compared to an income tax benefit of $6.2 million for the six months ended June 30, 2016. The change in the income tax expense was primarily attributable to SourceHOV’s change in judgment related to the realizability of certain deferred tax assets.  The change in the effective tax rate for the six months ended June 30, 2017 resulted from the establishment of valuation allowance against certain domestic deferred tax assets that are not more-likely-than-not to be realized.  Additionally, the six months ended June 30, 2016 included a nonrecurring tax benefit related to a true-up adjustment of SourceHOV’s deferred tax liabilities.

Net Loss

Net loss increased $13.6 million to $35.2 million for the six months ended June 30, 2017 compared to $21.6 million for the six months ended June 30, 2016.

Other Financial Information (Non-GAAP Financial Measures)

SourceHOV views EBITDA and Adjusted EBITDA as important indicators of performance. SourceHOV defines EBITDA as net income, plus taxes, interest expense, and depreciation and amortization. SourceHOV defines Adjusted EBITDA as EBITDA plus optimization and restructuring charges, including severance and retention expenses; transaction and integrations costs; other non-cash charges, including non-cash compensation, (gain) or loss from sale or disposal of assets, and impairment charges; and management fees and expenses.

SourceHOV presents EBITDA and Adjusted EBITDA because it believes they provide useful information regarding the factors and trends affecting its business in addition to measures calculated under GAAP. Additionally, its credit agreement requires SourceHOV to comply with certain EBITDA related metrics. Refer to ‘‘—Liquidity and Capital Resources—Credit Facility.’’

Note Regarding Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are not financial measures presented in accordance with GAAP. SourceHOV believes that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing its financial performance and results of operations as SourceHOV’s board of directors, management and investors use EBITDA and Adjusted EBITDA to assess its financial performance because it allows them to compare SourceHOV’s operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of its management team. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. SourceHOV’s non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA and Adjusted EBITDA in isolation or as substitutes for an analysis of SourceHOV’s results as reported under GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in its industry, SourceHOV’s definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to SourceHOV’s net loss the most directly comparable GAAP measure for the three and six months ended June 30, 2017 and 2016:

	Three months ended June 30,
	2017	2016
Net Loss	$(19,512)	$(13,459)
Taxes	2,074	(3,130)
Interest Expense	27,869	26,913
Depreciation and Amortization	21,406	20,943
EBITDA	31,837	31,267
Optimization and Restructuring expenses (1)	7,496	5,835
Transaction and integration costs (2)	4,174	734
Non-cash equity compensation (3)	1,906	1,715
Other non-cash charges (4)	75	83
Non-cash loss on sale of of assets (5)	18	1,187
Management, Board Fees and expenses (6)	2,093	1,661
Adjusted EBITDA	47,599	42,482

(1)         Adjustment represents net salary and benefits associated with positions that were terminated, including severance, retention bonuses, and related fees and expenses.  Additionally, the adjustment includes charges incurred by SourceHOV to terminate existing lease contracts as part of facility consolidation initiatives.

(2)         Represents costs incurred related to transactions and integration for completed or contemplated transactions during the period. For the three months ended June 30, 2017, only transaction costs were incurred.

(3)         Represents the non-cash charges related to restricted stock units granted by SourceHOV that vested during the year.

(4)         Represents fair value adjustments to deferred revenue and deferred rent accounts established as part of purchase accounting.

(5)         Represents a non-cash loss recognized on the disposal of property, plant and equipment and other assets.

(6)         Amount represents management fees paid to HGM and TransCentra’s prior owner, Board of Directors fees and corresponding travel, and other expenses (e.g., rating agency fees, chargebacks) which are not expected to continue on a go-forward basis.

Three months ended June 30, 2017 compared to the Three Months ended June 30, 2016

EBITDA and Adjusted EBITDA

EBITDA was $31.8 million for the three months ended June 30, 2017 compared to $31.3 million for the three months ended June 30, 2016. Adjusted EBITDA was $47.6 million for the three months ended June 30, 2017 compared to $42.5 million for the three months ended June 30, 2016. The increase in EBITDA was primarily due to the slight increase in gross profit and sundry income, offset by an increase to SG&A, as discussed above. The increase in Adjusted EBITDA was primarily due to the slight increase in EBITDA, as well as lower transaction costs incurred for the three months ended June 30, 2016.

	Six months ended June 30,
	2017	2016
Net Loss	$(35,193)	$(21,621)
Taxes	4,078	(6,212)
Interest Expense	54,088	54,313
Depreciation and Amortization	42,727	39,702
EBITDA	65,700	66,182
Optimization and Restructuring expenses (1)	11,833	9,353
Transaction and integration costs (2)	9,240	1,093
Non-cash equity compensation (3)	2,217	3,707
Other non-cash charges (4)	150	218
Non-cash loss on sale of assets (5)	18	1,191
Non-cash gain on sale of Meridian (6)	(251)	—
Management, Board Fees and expenses (7)	4,153	3,351
Adjusted EBITDA	93,060	85,095

(1)         Adjustment represents net salary and benefits associated with positions that were terminated, including severance, retention bonuses, and related fees and expenses.  Additionally, the adjustment includes charges incurred by SourceHOV to terminate existing lease contracts as part of facility consolidation initiatives.

(2)         Represents costs incurred related to transactions and integration for completed or contemplated transactions during the period. For the six months ended June 30, 2017, only transaction costs were incurred.

(3)         Represents the non-cash charges related to restricted stock units granted by SourceHOV that vested during the year.

(4)         Represents fair value adjustments to deferred revenue and deferred rent accounts established as part of purchase accounting.

(5)         Represents a non-cash loss recognized on the disposal of property, plant and equipment and other assets.

(6)         Represents a non-cash gain recognized on the disposal of Meridian Consulting Group, LLC.

(7)         Amount represents management fees paid to HGM and TransCentra’s prior owner, Board of Directors fees and corresponding travel, and other expenses (e.g., rating agency fees, chargebacks) which are not expected to continue on a go-forward basis.

Six months ended June 30, 2017 compared to the Six Months ended June 30, 2016

EBITDA and Adjusted EBITDA

EBITDA was $65.7 million for the six months ended June 30, 2017 compared to $66.2 million for the six months ended June 30, 2016. Adjusted EBITDA was $93.1 million for the six months ended June 30, 2017 compared to $85.1 million for the six months ended June 30, 2016. The decrease in EBITDA was primarily due to a higher net loss amount for the six months ended June 30, 2017 resulting from an increase in SG&A and sundry expense compared to the six months ended June 30, 2016. The increase in Adjusted EBITDA was primarily due to primarily due to lower transaction costs incurred during the six months ended June 30, 2016 partially offset by lower non-cash equity compensation for the six months ended June 30, 2017.

Liquidity and Capital Resources

Overview

SourceHOV’s primary source of liquidity is principally cash generated from operating activities supplemented as necessary on a short-term basis by borrowings against SourceHOV’s senior secured revolving credit facility. SourceHOV believes its current level of cash and short term financing capabilities along with future cash flows from operations are sufficient to meet the needs of the business.

At June 30, 2017, cash and cash equivalents totaled $24.0 million and SourceHOV was fully drawn under its credit facilities.

On July 12, 2017, Exela Technologies, Inc. (formerly known as Quinpario Acquisition Corp. 2) completed its acquisition of the Company and Novitex Holdings, Inc. (“Business Combination”) pursuant to the agreement dated February 21, 2017.  The Business Combination, which was structured as a stock purchase, was approved at a special meeting of shareholders of Quinpario Acquisition Corp. 2 on July 11, 2017, and in connection with the business combination, Quinpario Acquisition Corp. 2 was renamed Exela Technologies, Inc. In connection with the Business Combination, $1.4 billion in new debt financing and a $100.0 million senior secured revolving facility was used to refinance the existing debt of SourceHOV and Novitex, pay fees and expenses incurred in connection with the Business Combination, and for general corporate purposes. Exela entered in to a Credit Agreement of $350.0 million senior secured term loan, $100.0 million senior secured revolving facility, and $1.0 billion in Senior Secured Notes. The total liquidity of SourceHOV is approximately $100.0 million, including availability under the revolver.

Cash Flows

The following table summarizes SourceHOV’s cash flows for the periods indicated:

	Six months ended June 30,
	2017	2016
Cash flow from operating activities	$29,867	$31,434
Cash flow used in investing activities	(9,786)	(16,484)
Cash flows used in financing activities	(4,709)	(22,604)
Subtotal	15,372	(7,654)
Effect of exchange rates on cash	240	(215)
Net increase/(decrease) in cash	15,612	(7,869)

Analysis of Cash Flow Changes between the Six Months Ended June 30, 2017 and June 30, 2016

Operating Activities—Net cash provided by operating activities was $29.9 million for the six months ended June 30, 2017, compared to $31.4 million for the six months ended June 30, 2016. The decrease of $1.5 million in cash flow from operating activities was primarily due to decreases in operating results, and timing of payments for accounts receivable and accounts payable and accrued liabilities.

Investing Activities— Net cash used in investing activities was $9.8 million for the six months ended June 30, 2017, compared to $16.5 million for the six months ended June 30, 2016. The decrease of $6.7 million in cash used in investing activities was primarily due to proceeds received from the sale of Meridian during the six months ended June 30, 2017, as well as higher additions to intangible assets during the six months ended June 30, 2016.

Financing Activities— Net cash used in financing activities was $4.7 million for the six months ended June 30, 2017, compared to $22.6 million for the six months ended June 30, 2016. The decrease of $17.9 million in cash used in financing activities was primarily due to contributions from shareholders of $20.5 million during the six months ended June 30, 2017, which was partially offset by principal payments towards long-term obligations.

Credit Facility

In connection with the Reorganization on October 31, 2014, SourceHOV obtained new credit facilities aggregating to $1,105.0 million.

First and Second Lien Secured Term Loans

The financing obtained as part of the Reorganization included a first lien secured term loan  of $780.0 million due October 2019 and a second lien secured term loan of $250.0 million due April 2020. SourceHOV has the option to choose interest rates based on 1) base rate (as defined) or 2) the euro currency rate plus an applicable margin for each rate. Interest rates were 7.75% and 11.50% for the first and second lien secured term loans, respectively, as of June 30, 2017.

Revolving Credit Facility and Swing Line Loans

As of June 30, 2017, SourceHOV had a first lien revolving credit facility of $75.0 million due October 2019, which was also obtained as part of the Reorganization. As of June 30, 2017, $65.7 million of the first lien revolving credit facility was drawn. The interest rate on the first lien revolving credit facility was 7.75% as of June 30, 2017.

SourceHOV’s interest rate on the swing-line loans was 9.25% as of June 30, 2017. The swing-line loans are part of, and not in addition to, the revolving credit facility of $75.0 million. The liens are secured by the assets of SourceHOV.

As of June 30, 2017 and December 31, 2016, SourceHOV had outstanding irrevocable letters of credit totaling approximately $9.3 million for both periods, under the revolving credit facility. As June 30, 2017, these letters of credit consisted of approximately $7.1 million related to security for SourceHOV’s self-insured workers’ compensation program and approximately $2.2 million for the landlord in Irving. Letter of credit commitment fees on commitments outstanding of 6.75% per annum are payable quarterly.

TransCentra Term Loan, TransCentra Revolving Credit Facility and FTS Term Loan

On September 28, 2016, SourceHOV assumed $25.0 million and $15.9 million in debt in connection with the acquisition of TransCentra and FTS, respectively. The TransCentra debt consists of a $20.0 million term loan due June 2021 and a $5.0 million revolving credit facility due June 2018. The term loan and revolving credit facility bear interest at LIBOR plus 5.56% and LIBOR plus 4.31%, respectively, per annum where LIBOR is currently 1.3%. The term loan is secured by all the assets of TransCentra. As of June 30, 2017, the TransCentra revolving credit facility was fully drawn. The FTS debt consists of a $15.9 million unsecured term loan due June 2018. The FTS debt bears interest at Base Rate plus 1.00% per annum where Base Rate is presently 3.75%. The FTS debt is guaranteed by SourceHOV.

Contractual Obligations

The table below provides estimates of the timing of future payments that SourceHOV is obligated to make based on agreements in place at June 30, 2017.

	Payments Due by Period
	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years	Total
	(in millions)
Credit Facilities	73.5	982.4	6.4	—	1,062.3
Interest payments (1)	93.7	139.0	0.4	—	233.1
Capital lease obligations	6.7	9.4	6.4	3.9	26.4
Operating lease obligations	27.2	33.2	14.6	5.8	80.8
Pension related obligations (2)	0.9	—	—	—	0.9
Total	202.0	1,164.0	27.8	9.7	1,403.5

(1)                                 For the variable rate debt assumed as part of the TransCentra acquisition, the interest payment calculation above assumes a 1% variable rate, plus the base rate amount.

(2)                                 We sponsor pension related obligations that require periodic cash distributions. In 2017, based on current actuarial calculations, we expect to make additional contributions of approximately $0.9 million to our worldwide pension related obligations. Contributions to our pension related obligations in subsequent years will depend on a number of factors, including the investment performance of plan assets and discount rates as well as potential legislative and plan changes.

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Risk

At June 30, 2017, SourceHOV had $1,024.5 million of debt outstanding, with a weighted average interest rate of 9%. Interest is calculated under the terms of SourceHOV’s credit agreement based on the greatest of certain specified base rates plus an applicable margin that varies based on certain factors. Assuming no change in the amount outstanding, the impact on interest expense of a 1% increase or decrease in the assumed weighted average interest rate would be approximately $10.3 million per year. SourceHOV does not currently have or intend to enter into any derivative arrangements to protect against fluctuations in interest rates applicable to SourceHOV’s outstanding indebtedness.

Foreign Currency Risk

SourceHOV is exposed to foreign currency risks that arise from normal business operations. These risks include transaction gains and losses associated with intercompany loans with foreign subsidiaries and transactions denominated in currencies other than a location’s functional currency. Contracts are denominated in currencies of major industrial countries.

Market Risk

SourceHOV is exposed to market risks primarily from changes in interest rates and foreign currency exchange rates. SourceHOV does not use derivatives for trading purposes, to generate income or to engage in speculative activity.

Critical Accounting Policies and Estimates

The preparation of financial statements requires the use of judgments and estimates. SourceHOV’s critical accounting policies are described below to provide a better understanding of how SourceHOV develops its assumptions and judgments about future events and related estimations and how they can impact its financial statements. A critical accounting estimate is one that requires subjective or complex estimates and assessments, and is fundamental to SourceHOV’s results of operations. SourceHOV bases its estimates on historical experience and on various other assumptions they believe to be reasonable according to the current facts and circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. SourceHOV believes the current assumptions, judgments and estimates used to determine amounts reflected in its consolidated financial statements are appropriate, however, actual results may differ under different conditions. This discussion and analysis should be read in conjunction with SourceHOV’s consolidated financial statements and related notes included in this document.

Goodwill and other intangible assets: Goodwill and other intangible assets are initially recorded at their fair values. Goodwill represents the excess of the purchase price of acquisitions over the fair value of the net assets acquired. SourceHOV’s goodwill at June 30, 2017 and December 31, 2016 was $370.9 million and $373.3 million, respectively. Goodwill and other intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired.  Intangible assets with finite useful lives are amortized either on a straight-line basis over the asset’s estimated useful life or on a basis that reflects the pattern in which the economic benefits of the intangible assets are realized.

Software capitalization: SourceHOV capitalizes certain costs incurred to develop commercial software products to be sold, leased or marketed after establishing technological feasibility. Amortization of capitalized software development costs is recorded at the greater of the amount computed using the ratio of current gross revenues for the product to total current and anticipated future gross revenues for that product or the straight-line basis over the remaining estimated economic life of the software, which SourceHOV has determined is four to eight years. SourceHOV is required to use its judgment in determining whether development costs meet the criteria for immediate expense or capitalization. Additionally, SourceHOV is required to use its judgment in the valuation of the unamortized capitalized software costs in determining whether the recorded value is recoverable based on estimated future product sales. SourceHOV considers various factors to project marketability and future revenues, including an assessment of alternative solutions or products, current and historical demand for the product, and anticipated changes in technology that may make the product obsolete.

SourceHOV also capitalizes costs to develop or purchase internal-use software. For internal-use software, the appropriate amortization period is based on estimates of SourceHOV’s ability to utilize the software on an ongoing basis, which has been determined to be five years. To assess the recoverability of capitalized software costs, SourceHOV considers estimates of future revenue, costs and cash flows. A significant change in an estimate related to one or more software products could result in a material change to SourceHOV’s results of operations.

Outsourced contract costs: In connection with services arrangements, SourceHOV incurs and capitalizes costs to originate long-term contracts. Certain initial direct costs of an arrangement are capitalized and amortized over the contractual service period of the arrangement to cost of services. SourceHOV regularly reviews costs to determine appropriateness for deferral in accordance with the relevant accounting guidance. Key estimates and assumptions that SourceHOV must make include projecting future cash flows in order to assess the recoverability of deferred costs. To assess recoverability, cash flows are projected over its remaining life and compared to the carrying amount of contract related assets, including the unamortized deferred cost balance. Such estimates require judgment and assumptions, which are based upon the professional knowledge and experience of SourceHOV personnel. A significant change in an estimate or assumption on one or more contracts could have a material effect on SourceHOV’s results of operations.

Impairment of goodwill, long-lived and other intangible assets: Long-lived assets, such as property and equipment and finite-lived intangible assets, are evaluated for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. Recoverability is measured by a comparison of their carrying amount to the estimated undiscounted cash flows to be generated by those assets. If the undiscounted cash flows are less than the carrying amount, SourceHOV records impairment losses for the excess of the carrying value over the estimated fair value. Fair value is determined, in part, by the estimated cash flows to be generated by those assets. SourceHOV’s cash flow estimates are based upon, among other things, historical results adjusted to reflect SourceHOV’s best estimate of future market rates, and operating performance. Development of future cash flows also requires SourceHOV to make assumptions and to apply judgment, including timing of future expected cash flows, using the appropriate discount rates, and determining salvage values. The estimate of fair value represents SourceHOV’s best estimates of these factors, and is subject to variability. Assets are generally grouped at the lowest level of identifiable cash flows, which is the reporting unit level for SourceHOV. Changes to SourceHOV’s key assumptions related to future performance and other economic factors could adversely affect SourceHOV’s impairment valuation.

SourceHOV tests its indefinite lived intangible assets on October 1st of each year, or more frequently if events or changes in circumstances indicate that the assets may be impaired. When performing the impairment test, SourceHOV has the option of performing a qualitative or quantitative assessment to determine if an impairment has occurred. A quantitative assessment requires comparison of fair value of the asset to its carrying value.  SourceHOV utilizes the Income Approach, specifically the Relief-from-Royalty method, which has the basic tenet that a user of that intangible asset would have to make a stream of payments to the owner of the asset in return for the rights to use that asset. By acquiring the intangible asset, the user avoids these payments. Application of the indefinite lived intangible asset impairment test requires judgment, including determination of royalty rates, and projecting revenue attributable to the assets in order to determine fair value.  For the three months and six ended June 30, 2017, no impairment was recorded.

SourceHOV conducts its annual goodwill impairment tests on October 1st of each year, or more frequently if indicators of impairment exist. When performing the annual impairment test, SourceHOV has the option of performing a qualitative or quantitative assessment to determine if an impairment has occurred. If a qualitative assessment indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, SourceHOV would be required to perform a quantitative impairment test for goodwill. Goodwill is tested for impairment using a two-step process. In the first step, the fair value of each reporting unit is determined and compared to the reporting unit’s carrying value, including goodwill. SourceHOV uses the Guideline Public Company Method of the Market Approach to determine the reporting unit fair value. SourceHOV estimates the fair value using a multiple of EBITDA for the reporting unit. Guideline companies are analyzed to determine the multiple to be applied. If the fair value of a reporting unit is less than its carrying value, the second step of the goodwill impairment test is performed to measure the amount of impairment, if any. In the second step, the fair value of the reporting unit is allocated to the assets and liabilities of the reporting unit as if it had been acquired in a business combination and the purchase price was equivalent to the fair value of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is referred to as the implied fair value of goodwill. If the implied fair value of goodwill at the reporting unit level is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of goodwill at the reporting unit is less than its carrying value. For the three and six months ended June 30, 2017, no impairment was recorded.

Application of the goodwill impairment test requires judgment, including the identification of reporting units, allocation of assets and liabilities to reporting units, and determination of fair value. The determination of reporting unit fair value is sensitive to the amount of EBITDA generated by SourceHOV, as well as the EBITDA multiple used in the calculation. Unanticipated changes, including immaterial revisions, to these assumptions could result in a provision for impairment in a future period. Given the nature of these evaluations and their application to specific assets and time frames, it is not possible to reasonably quantify the impact of changes in these assumptions.

Revenue: Application of the various accounting principles in GAAP related to the measurement and recognition of revenue requires SourceHOV’s to make judgments and estimates. Complex arrangements with nonstandard terms and conditions may require significant contract interpretation to determine the appropriate accounting. Refer to Note

2—Basis of Presentation and Summary of Significant Accounting Policies for additional information regarding SourceHOV’s revenue recognition policy.

If a contract involves the provision of a single element, revenue is generally recognized when the product or service is provided and the amount earned is not contingent upon any future event. Revenue from time and materials arrangements is recognized as the services are performed.

Multiple element arrangements

SourceHOV also enters into multiple element arrangements involving various combinations. The deliverables within these arrangements are evaluated at contract inception to determine whether they represent separate units of accounting, and if so, contract consideration is allocated to each deliverable based on relative selling price. With respect to arrangements including tangible products containing both software and non-software components that function together to deliver the product’s essential functionality, the relative selling price is determined using vendor specific objective evidence (“VSOE”) of fair value, third-party evidence or best estimate of selling price. For SourceHOV’s multiple element arrangements that are comprised solely of software and software elements, revenue is allocated to the various elements based on VSOE of fair value and the residual method to allocate the arrangement consideration. Revenue is then recognized in accordance with the appropriate revenue recognition guidance applicable to the respective elements.

If the multiple element arrangements criteria are not met, the arrangement is accounted for as one unit of accounting which would result in revenue being recognized on a straight-line basis over the period of delivery or being deferred until the earlier of when such criteria are met or when the last element is delivered.

Equity-based compensation: SourceHOV accounts for equity-based awards by measuring the awards at the grant date and recognizing the grant-date fair value as an expense over the service period, which is usually the vesting period. Since SourceHOV is not publicly traded, SourceHOV does not have a listed price with which to calculate fair value. SourceHOV has historically and consistently calculated fair value using the Enterprise Value (‘‘EV’’) model. SourceHOV performs a comparable company analysis, and determines the enterprise multiple to apply based on guidelines public companies. The guideline public companies are selected based on revenue and/or revenue growth rates, market capitalization, profitability, industry, and other characteristics that are considered comparable to SourceHOV. SourceHOV analyzes the guideline public companies’ enterprise multiples, defined as equity value to adjusted EBITDA, based on publicly available financial information. The calculated price per share is determined by dividing the enterprise value, which is the product of adjusted EBITDA and the selected enterprise multiple, less debt, by fully diluted shares.

Calculation of the enterprise value based on the EV model requires judgment in terms of determining comparable guideline public companies and enterprise multiples. SourceHOV management, using its professional judgment and experience in the industry, determines which guideline public companies have similar characteristics based on the aforementioned metrics and characteristics. Additionally, determination of the appropriate enterprise multiple to be applied requires judgment as guideline companies may have a range of enterprise multiples.

Income Taxes: SourceHOV accounts for income taxes by using the asset and liability method. SourceHOV accounts for income taxes regarding uncertain tax positions and recognizes interest and penalties related to uncertain tax positions in income tax benefit/(expense) in the consolidated statements of operations.

Deferred income taxes are recognized on the tax consequences of temporary differences by applying enacted statutory tax rates applicable in future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, as determined under tax laws and rates. A valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax assets will not be realized. Due to numerous ownership changes, SourceHOV is subject to limitations on existing net operating losses under Section 382 of the Internal Revenue Code (the Code). In the event SourceHOV determines that it would be able to realize deferred tax assets that have valuation allowances established, an adjustment to the deferred tax assets would be recognized as component of income tax expense through continuing operations.

SourceHOV engages in transactions (such as acquisitions) in which the tax consequences may be subject to uncertainty and examination by the varying taxing authorities. Significant judgment is required by SourceHOV in assessing and estimating the tax consequences of these transactions. While SourceHOV’s tax returns are prepared and based on its interpretation of tax laws and regulations, in the normal course of business the tax returns are subject to examination by the various taxing authorities. Such examinations may result in future assessments of additional tax, interest and penalties. For purposes of SourceHOV’s income tax provision, a tax benefit is not recognized if the tax position is not more likely than not to be sustained based solely on its technical merits. Considerable judgment is involved in determining which tax positions are more likely than not to be sustained.

Business Combinations:  SourceHOV allocates the total cost of an acquisition to the underlying assets based on their respective estimated fair values.  Determination of fair values involves significant estimates and assumptions about highly subjective variables, including future cash flows, discount rates, and asset lives.  SourceHOV’s estimates of the fair values of assets and liabilities acquired are based upon assumptions believed to be reasonable and, when appropriate, include assistance from independent third-party valuation firms.

Because SourceHOV is primarily a services business, SourceHOV’s acquisitions typically result in significant amounts of goodwill and other intangible assets. Fair value estimates and calculations for these acquisitions will affect the amount of amortization expense, or possible impairment related charges recognized in future periods. SourceHOV bases its fair value estimates on assumptions it believes are reasonable, but recognizes that the assumptions are inherently uncertain.

Recently Adopted Accounting Pronouncements

In January 2017, SourceHOV adopted Accounting Standards Update (“ASU”) no. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. This amendment replaced the method of measuring inventories at lower of cost or market with a lower of cost and net realizable value method. The adoption had no material impact on SourceHOV’s financial position, results of operations and cash flows.

In January 2017, SourceHOV adopted ASU no. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (ASU 2016-09). The ASU changes how companies account for certain aspects of equity-based payment awards to employees, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The standard requires that all tax effects related to share-based payments be recorded as income tax expense or benefit in the income statement at settlement or expiration and, accordingly, excess tax benefits and tax deficiencies be presented as operating activities in the statement of cash flows. Upon adoption of this standard, SourceHOV elected to continue its current practice of estimating expected forfeitures. The adoption had no material impact on SourceHOV’s financial position, results of operations and cash flows.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standard Board (FASB) issued ASU no. 2014-09, Revenue from Contracts with Customers (Topic 606). Under the update, revenue will be recognized based on a five-step model. The core principle of the model is that revenue will be recognized when the transfer of promised goods or services to customers is made in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In July 2015, the FASB deferred the effective date by one year (ASU no. 2015-14). This ASU will now be effective for annual periods, and interim periods within those annual periods, beginning on or after December 15, 2017. Early adoption is permitted, but not before the original effective date of December 15, 2016. Since the issuance of the original standard, the FASB has issued several other subsequent updates including the following: (1) clarification of the implementation guidance on principal versus agent considerations (ASU 2016-08); (2) further guidance on identifying performance obligations in a contract as well as clarifications on the licensing implementation guidance (ASU 2016-10); (3) rescission of several SEC Staff Announcements that are codified in Topic 605 (ASU 2016-11); (4) additional guidance and practical expedients in response to identified implementation issues (ASU 2016-12); and (5) technical corrections and improvements (ASU 2016-20). The new standard will be effective for SourceHOV beginning January 1, 2018. SourceHOV is currently evaluating the impact that adopting this ASU will have on its financial position, results of operations and cash flows.

In February 2016, the FASB issued ASU no. 2016-02, Leases (Topic 842). This Update increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The amendments in this Update are effective for fiscal years beginning after December 2015, 2018 and interim periods within those fiscal years and early application is permitted. SourceHOV is currently evaluating the impact that adopting this standard will have on its Consolidated Financial Statements.

In June 2016, the FASB issued ASU no. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, to replace the incurred loss impairment methodology under current U.S. GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company will be required to use a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. Credit losses relating to available-for-sale debt securities will also be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. The standard will be effective for fiscal years beginning after December 15, 2019, with early adoption permitted beginning after December 15, 2018. Adoption of the standard will be applied using a modified retrospective approach through a cumulative-effect adjustment to retained earnings as of the effective date. SourceHOV is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments (Topic 230). The new guidance clarifies the classification of certain cash receipts and cash payments in the statement of cash flows, including debt prepayment or extinguishment costs, settlement of contingent consideration arising from a business combination, insurance settlement proceeds, and distributions from certain equity method investees. The new standard is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. SourceHOV is currently evaluating the impact that adopting this standard will have on its Consolidated Financial Statements.

In October 2016, the FASB issued ASU no. 2016-16, Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory (Topic 740), which eliminates the current prohibition on immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory, with the intent of reducing complexity and diversity in practice. Under ASU 2016-16, entities must recognize the income tax consequences when the transfer occurs rather than deferring recognition. For public entities, ASU 2016-16 is effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted as of the beginning of a fiscal year (i.e. early adoption is permitted only in the first interim period). Entities must apply the guidance on a modified retrospective basis though a cumulative effect adjustment to retained earnings as of the beginning of the period of adoption. SourceHOV is currently evaluating the impact that adopting this standard will have on its consolidated financial statements.

In November 2016, the FASB issued ASU no. 2016-18, Statement of Cash Flows: Restricted Cash. (ASC 230). The ASU addresses diversity in practice that exists in the classification and presentation of changes in restricted cash and require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The ASU is effective retrospectively for fiscal years and interim periods within those years beginning after December 15, 2017. SourceHOV is currently evaluating the impact that adopting this standard will have on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations: Clarifying the Definition of a Business (Topic 805). The ASU clarifies the definition of a business and provides guidance on evaluating as to whether transactions should be accounted for as acquisitions (or disposals) of assets or business combinations. The definition clarification as outlined in this ASU affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The amendments of the ASU are effective for annual periods beginning after December

15, 2017, including interim periods within those annual periods. SourceHOV is currently evaluating the impact that adopting this standard will have on its Consolidated Financial Statements.

In January 2017, the FASB issued Accounting Standards Update (“ASU”) no. 2017-04, Intangibles  Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminates Step 2 of the goodwill impairment test that had required a hypothetical purchase price allocation. Rather, entities should apply the same impairment assessment to all reporting units and recognize an impairment loss for the amount by which a reporting unit’s carrying amount exceeds its fair value, without exceeding the total amount of goodwill allocated to that reporting unit. Entities will continue to have the option to perform a qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. ASU 2017-04 will be effective prospectively for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019, or those beginning after January 1, 2017 if early adopted. SourceHOV is currently evaluating the impact that adopting this standard will have on its consolidated financial statements.

In March 2017, the FASB issued ASU no. 2017-07, Compensation  Retirement Benefits (Topic 715); Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The amendments to this ASU require the service cost component of net periodic benefit cost be reported in the same income statement line or lines as other compensation costs for employees. The other components of net periodic benefit cost are required to be reported separately from service costs and outside a subtotal of income from operations. Only the service cost component is eligible for capitalization. The guidance is effective for annual periods beginning after December 15, 2017. The amendments should be applied retrospectively for the income statement presentations and prospectively for the capitalization of service costs. SourceHOV is currently evaluating the impact that adopting this standard will have on its consolidated financial statements.

In May 2017, the FASB issued ASU no. 2017-09, Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting. The amendments in ASU 2017-09 provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. ASU 2017-09 is effective for fiscal years beginning after December 15, 2017 with early adoption permitted. The amendments in this update will be applied on a prospective basis to an award modified on or after the adoption date. SourceHOV is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

Internal Controls and Procedures

SourceHOV is not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes Oxley Act of 2002, and is therefore not required to make a formal assessment of the effectiveness of SourceHOV’s internal control over financial reporting for that purpose. Upon becoming a subsidiary of a public company, SourceHOV’s publicly traded parent company will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act of 2002, which will require its management to certify financial and other information in its quarterly and annual reports and provide an annual management report on the effectiveness of SourceHOV’s internal control over financial reporting.

Off Balance Sheet Arrangements

At June 30, 2017, SourceHOV had no material off balance sheet arrangements, except for operating leases. As such, SourceHOV is not materially exposed to any financing, liquidity, market or credit risk that could arise if SourceHOV had engaged in such financing arrangements.